SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 18, 2011

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Two directors of Corgenix Medical Corporation (the “Company”), Mr. Larry G. Rau and Mr. C. David Kikumoto, did not stand for re-election at the Company’s 2011 Annual Shareholders’ Meeting.  The Company’s Board of Directors reduced the size of the Board of Directors to seven members.

ITEM 5.07                         Submission of Matters to a Vote of Security Holders.

On January 18, 2011, the Company held its 2011 Annual Meeting of Stockholders where stockholders were asked to vote on the election of directors and the other matters noted below.  Proxies were solicited by management in favor of the director nominees, with no solicitation in opposition to management’s nominees.  The director nominees were elected to serve for a period of one year until the Company’s 2012 Annual Meeting of Stockholders.  The number of votes cast for, against, or withheld, as well as the number of broker non-votes, for each nominee was as follows:

Nominee	Total Shares Voted	Votes Cast For	Votes Cast Against	Votes Withheld	Broker Non-Votes
Dr. Luis R. Lopez	34,928,222	20,465,299	0	407,985	14,054,938
Douglass T. Simpson	34,928,222	20,470,099	0	403,185	14,054,938
Robert Tutag	34,928,222	20,465,124	0	408,160	14,054,938
Bruce A. Huebner	34,928,222	20,465,124	0	408,160	14,054,938
David Ludvigson	34,928,222	20,470,669	0	402,615	14,054,938
Dennis Walczewski	34,928,222	20,464,754	0	408,530	14,054,938
Stephen P. Gouze	34,928,222	20,470,669	0	402,615	14,054,938

In addition to the election of the directors, stockholders ratified the Board of Directors’ appointment of Hein & Associates LLP as independent registered public accountants of the Company for the fiscal year ending June 30, 2011.  The appointment was approved by 33,998,608 shares, 41,342 shares opposed, and 888,277 shares abstained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2011	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer